BAYCOM CORP

2024 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

[Time-based Vesting]

Date of Grant:

Participant:

This award of restricted stock units (“RSUs”) is granted as of the above Date of Grant by BayCom Corp, a California corporation (the “Company”), to the above-named Participant pursuant to the BayCom Corp 2024 Omnibus Incentive Plan (as the same may from time to time be amended, the “Plan”), and upon the terms and conditions and subject to the restrictions set forth in the Plan and hereinafter set forth.  A copy of the Plan, as currently in effect, is incorporated herein by reference and either is attached hereto or has been delivered previously to the Participant.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.

1.RSU Award.  The Company hereby awards to the Participant ________ RSUs, with each RSU representing the right to receive one share of common stock, no par value (“Common Stock”), of the Company.

2.Restrictions on Transfer; Vesting.  Until the RSUs become vested as provided in this Section 2 or in Sections 3 or 4 of this Agreement, the RSUs and the underlying shares of Common Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant, except by will or the laws of descent and distribution in the event of the death of the Participant.  The lapsing of the restrictions described above is sometimes referred to in this Agreement as “vesting.”

Subject to Sections 3 and 4 of this Agreement, the restrictions described above shall lapse, and the RSUs will vest, pursuant to the following schedule:

DateNumber of RSUs

[Insert vesting schedule]

When vested, each RSU will entitle the Participant to receive one share of Common Stock, together with any cash payable pursuant to the Dividend Equivalent Rights defined and described in Section 5 below.

3.Termination of Service.  If, prior to the final scheduled vesting date set forth in Section 2 above, the Participant’s employment or service with the Company or United Business Bank is terminated due to (a) death, (b) Disability, (c) involuntary termination other than for Cause or (d) the Participant’s resignation for good reason under an employment, severance or other agreement applicable to the Participant upon or after a Change in Control (each of (a), (b), (c) and (d), a “Qualifying Termination”), then all unvested RSUs and related Dividend Equivalent Rights shall vest in full on the date of such Qualifying Termination.  If the Participant’s employment or service is terminated for any reason that does not constitute a Qualifying Termination, then the unvested RSUs and related Dividend Equivalent Rights shall be forfeited; provided, however, that the Committee, in its sole discretion, may, in the event of a termination of employment or service other than due to a Qualifying Termination or Cause, provide for the lapsing of such restrictions upon such terms and provisions as it deems proper.

4.Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of vesting of the RSUs, except as provided in this Section 4.

Upon a Change in Control prior to the final scheduled vesting date set forth in Section 2 above, except to the extent that another award meeting the requirements of this Section 4 (a “Replacement Award”) is provided to the Participant to replace this award (the “Replaced Award”), the RSUs shall vest in full on the effective date of such Change in Control.

An award shall meet the conditions of this Section 4 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a)The award has a value at least equal to the value of the Replaced Award;

(b)The award relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control;

(c)The award meets the requirements of Section 12.4 of the Plan; and

(d)The other terms and conditions of the award are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 3 above relating to vesting in the event of a Qualifying Termination and Section 12.4 of the Plan).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

5.Participant’s Rights; Dividend Equivalent Rights.  The Participant shall have no voting rights with respect to the shares of Common Stock underlying the RSUs unless and until such shares of Common Stock are issued to the Participant in payment of the RSUs.  The Participant shall be entitled to receive an amount equal to any cash dividends that would have been paid on the shares of Common Stock underlying the RSUs (had such shares been issued and outstanding) between the Date of Grant and the date such vested RSU is paid (“Dividend Equivalent Rights”), which amount shall be paid in cash at the time the RSUs are paid under Section 6, or shall be forfeited at the time the RSUs are forfeited.

6.Payment of Award.  Each RSU that has vested (“Vested RSU”) shall be paid in the form of a share of Common Stock as of the earliest vesting date set forth in Sections 2, 3 or 4 above (“Vesting Date”).  Such payment shall be effective as of the applicable Vesting Date.  The Company shall issue stock certificates or evidence of the issuance of the shares underlying the Vested RSUs in book-entry form, in the name of the Participant, reflecting the number of shares underlying the Vested RSUs.  In addition, the Participant shall be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Rights with respect to any Vested RSUs at the same time as the payment of shares underlying the Vested RSUs.

7.Adjustments for Changes in Capitalization of the Company.  In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company’s Common Stock or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares of the Company’s Common Stock, exchange of shares of the Company’s Common Stock, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, such adjustment shall be made in the number and class of shares underlying the RSUs subject to this Agreement as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights, provided that the number of shares underlying the RSUs covered by this Agreement shall always be a whole number.

8.Delivery and Registration of Shares of Common Stock.  The Company’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other federal, state or local securities regulation.  Unless the foregoing representation is provided, the Company shall not be required to deliver any shares of Common Stock under the Plan prior to (i) the admission of such shares to listing on any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable. The foregoing representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation.

9.Participant Employment or Service.  Nothing in this Agreement shall limit the right of the Company or any Subsidiary to terminate the Participant’s employment or service, or otherwise impose upon the Company or any Subsidiary any obligation to employ or accept the services of the Participant.

10.Withholding Tax.  Upon the vesting of the RSUs, the Company may withhold from any distribution of shares of Common Stock made under the Plan such number of shares that have a Fair Market Value sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld. The Company shall have the right to deduct from all amounts paid with respect to Dividend Equivalent Rights on Vested RSUs the amount of any taxes which the Company is required to withhold (including with respect to the shares of Common Stock underlying the Vested RSUs) at the time such amounts are paid to the Participant pursuant to Section 6 of this Agreement.

11.Regulatory, Recoupment and Holding Period Requirements.  The Participant acknowledges and agrees that this award and the Participant’s receipt of any shares of Common Stock or cash in payment of Dividend Equivalent Rights hereunder are subject to (a) such reduction, cancellation, forfeiture or recoupment (clawback), delayed payment or holding period requirements as the Committee shall impose, in its absolute discretion, upon the occurrence of any of the following events: (i) termination of employment or service for Cause, (ii) fraudulent or illegal actions or other misconduct, (iii) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (iv)  the breach of any confidentiality or other restrictive covenant that may apply to the Participant, (v) other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries or (vi) requirements of applicable laws, rules or regulations, and (b) any policies which the Company has adopted or may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

12.Conformity with Plan.  The grant of RSUs is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference).  Any inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, the Participant acknowledges his or her receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

13.Electronic Signature.  All references to signatures and delivery of documents in this Agreement may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Agreement.  The Participant’s electronic signature, including, without limitation, “click-through” acceptance of this Agreement through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, the Participant’s manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Agreement.

14.Section 409A.  The RSUs are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, based upon the short-term deferral exemption set forth therein.  Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.

15.Entire Agreement.  This Agreement and the terms of the Plan constitute the entire understanding between the Participant and the Company, and supersede all other agreements, whether written or oral, with respect to this award of RSUs.

16.Participant Acceptance.  The Participant shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided on the signature page and returning a signed copy of this Agreement to the Company.  To the extent the terms of any employment, severance or other agreement to which the Participant is a party with the Company or any Subsidiary that is then in effect provide for any rights that conflict with or are otherwise contrary to the terms contained in this Agreement, including the vesting rights contained in Sections 2, 3 and 4, the terms of this Agreement shall control.

The undersigned Participant:

(a)Acknowledges that BayCom Corp is not providing the Participant with advice, warranties or representations regarding any of the legal or tax effects to the Participant with respect to this Agreement and that the Participant is encouraged to seek legal and tax advice from the Participant’s  own legal and tax advisers as soon as possible;

(b)Acknowledges that the Participant is familiar with the terms of this Agreement and the  Plan, that the Participant has been encouraged by BayCom Corp to discuss the Agreement and the  Plan with the Participant’s own legal and tax advisers, and that the Participant agrees to be bound by the terms of this Agreement and the Plan;

(c)Acknowledges receipt of this Agreement and understands that all rights and obligations with respect to this Agreement are set forth in this Agreement and the Plan; and

(d)Acknowledges that as of the Date of Grant, this Agreement sets forth the entire understanding between the undersigned Participant and the Company and its affiliates regarding this Agreement and supersedes all prior oral and written agreements on that subject.

(Signatures contained on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

BAYCOM CORP

_________________________________________

Name:Keary L. Colwell

Title:Senior Executive Vice President,

Chief Financial Officer and

Corporate Secretary

ACCEPTED BY PARTICIPANT:

__________________________________________

(Signature)

__________________________________________

(Street Address)

__________________________________________

(City, State, and Zip Code)

DESIGNATION OF BENEFICIARIES

Date:    ______________

Participant:    ____________________

The Participant designates the following beneficiary or beneficiaries to exercise the rights pursuant to a Restricted Stock Unit Agreement dated ___________________, to receive any shares of Common Stock, cash or other property distributable upon the death of the Participant with respect to the RSUs granted pursuant to such Agreement.

NameRelationship     Contact InformationPercentage

.   ___________________     ___________________   ______________________   _________

.   ___________________     ___________________   ______________________   _________

.   ___________________     ___________________   ______________________   _________

.   ___________________     ___________________   ______________________   _________

The Participant designates the foregoing individuals as beneficiaries to the RSUs under the Restricted Stock Unit Agreement dated __________________ and attached hereto.

________________________________

Participant